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EXHIBIT 1

          HAMILTON BANCORP INC. AND SUBSIDIARIES
            CALCULATION OF EARNINGS PER SHARE
      (Dollars in thousands, except per share data)

                                                                 Three Months Ended June 30,     Six Months Ended June 30,
                                                                 ---------------------------     -------------------------
                                                                      2000         1999               2000         1999
                                                                  -----------  -----------        -----------  -----------
Basic
Weighted average number of common shares outstanding               10,081,147   10,065,908         10,081,147   10,061,037

Net income                                                        $     7,556  $     6,433        $    14,760  $    12,501

Basic earnings                                                    $      0.75  $      0.64        $      1.46  $      1.24

Diluted:

Weighted average number of common shares outstanding               10,081,147   10,065,908         10,081,147   10,061,037

Potential common shares outstanding - options                         149,168      208,619            144,691      215,316
                                                                  -----------  -----------        -----------  -----------

Total common and potential common shares outstanding               10,230,315   10,274,527         10,225,838   10,276,353

Net income                                                        $     7,556  $     6,433        $    14,760  $    12,501

Diluted earnings per share                                        $      0.74  $      0.63        $      1.44  $      1.22

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